EXHIBIT 99.1

August 27, 2013
FOR IMMEDIATE RELEASE

WaferGen Bio-systems Announces New Funding from Private Placement

FREMONT, Calif., August 27, 2013 /PRNewswire/ -- WaferGen Bio-systems, Inc. (OTCBB: WGBS) announced today that it has commenced a private placement to accredited investors of up to $17.25 million of units consisting of shares of common stock, shares of Series 1 convertible preferred stock and warrants to purchase shares of common stock.

At the initial closing of the offering on August 27, 2013, the Company sold $13,668,500 of units for net proceeds of approximately $12,300,000, which the Company intends to use for product development and sales initiatives and for working capital.

Each unit is being sold for $50,000 and consists of (i) either 25,000 shares of common stock or 9.9390 shares of Series 1 convertible preferred stock (each 9.9390 shares having a  liquidation preference of $0.01 and convertible into 25,000 shares of common stock), and (ii) warrants to purchase 12,500 shares of common stock.  At the initial closing, the Company issued a total of 5,209,250 shares of common stock, 646.0351 shares of Series 1 convertible preferred stock (convertible into a total of 1,625,000 shares of common stock) and warrants to purchase 3,417,129 shares of common stock.

The warrants have a term of five years and an exercise price of $2.60 per share.   Each share of Series 1 convertible preferred stock is convertible at any time into 2,515.34 shares of common stock and has a liquidation preference of $0.001, plus the amount of any declared but unpaid dividends.  The Series 1 convertible preferred stock does not have voting rights.

The Company engaged a placement agent to facilitate the offering.  The placement agent received a cash fee based on a percentage of the gross proceeds raised in the initial closing and warrants to purchase units equal to a percentage of the number of units issued.  For additional details regarding the offering and placement agent fees, please see the current report on Form 8-K to be filed by the Company on or about August 27, 2013.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. The securities sold in this private offering have not yet been registered under the Securities Act of 1933, as amended, or any state securities laws.  Therefore, they may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.  The Company agreed as part of this offering to file a registration statement under the Securities Act for the resale of the common shares sold in the offering and the common shares underlying the warrants and Series 1 convertible preferred stock.

Forward Looking Statements
This press release contains certain “forward-looking statements.”  Such statements include statements relating to the maximum offering amount and the use of proceeds from the offering  and other statements relating to future events that are not historical facts, including statements which may be preceded by the words “will,” “believes” or similar words.  Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the Company.  Actual results may differ materially from the expectations contained in the forward-looking statements.  More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.  Security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov.  The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

WaferGen Contact:
John Harland
john.harland@wafergen.com
510-780-2395